Restated as of April 6, 2006

BYLAWS

OF

HARVEST NATURAL RESOURCES, INC.

ARTICLE 1

SHAREHOLDERS

1.1 Time of Annual Meeting. The annual meeting of the shareholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in the waiver of notice thereof, for the purpose of electing directors and transacting such other business as may be properly brought before the meeting. If the day fixed for the annual meeting is a legal holiday, the meeting shall be held on the next succeeding business day.

1.2 Business Properly Brought Before an Annual Meeting. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of the corporation. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to shareholders or the date on which it is first disclosed to the public. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such proposal, (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. In addition, if the shareholder’s ownership of shares of the Corporation, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1.2. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare

(b) If shares or other securities having voting power stand of record in the names of two or more persons, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(1) If only one votes, the act of such person binds all;

(2) If more than one votes, the act of the majority so voting binds all;

(3) If more than one votes and if the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the person so voting the shares, which shall then be voted as determined by a majority of such persons and the person appointed by the court. If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even split for the purpose of this subsection shall be a majority or even split in interest.

1.3 Procedures at Shareholders’ Meetings. The order of business and all other matters of procedure at every meeting of the shareholders may be determined by the presiding officer of the meeting, who shall be the Chairman of the Board of Directors, the President and Chief Executive Officer or such other officer of the corporation as designated by the Board of Directors. The presiding officer of the meeting shall have all the powers and authority vested in a presiding officer by law or practice without restriction, including, without limitation, the authority, in order to conduct an orderly meeting, to impose reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder and to declare any business not properly brought before the meeting to be out of order.

1.4 Judge of Election. The Board shall appoint one or more Judges of Election to serve at every meeting of the shareholders.

ARTICLE 2

BOARD OF DIRECTORS

2.1 General Powers. The business and affairs of the corporation shall be managed by its Board of Directors, who shall exercise all the powers of the corporation not reserved to or conferred on the shareholders by statute, the Certificate of Incorporation or these Bylaws.

2.2

Number, Tenure and Qualification. The number of directors of the corporation shall be determined from time to time by resolution adopted by the board of directors. The directors shall hold office until the next annual meeting of shareholders and until their successors shall have been elected and qualified. Directors need not be residents of the State of Delaware or shareholders of the corporation.

2.3 Nomination of Directors. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors at a shareholders’ meeting may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a shareholders’ meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation not later than (a) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to shareholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing if an existing director is not standing for reelection to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election at a shareholders’ meeting, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a shareholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to shareholders. Each notice of a nomination from a shareholder shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (v) the consent of each nominee to serve as a director of the corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

2.4 Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than the resolution.